Exhibit 99.4

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is executed at New Delhi on this 29th day of August 2016

BETWEEN

MR. SATISH REDDY KALLAM aged 49 years, son of Mr. Anji Reddy Kallam, residing at XXXXXXXXXX XXXX XXX XX XXXXXXX XXXXXX XXXXXXXXX X XXXXXXXX (who is hereinafter referred to as the “Borrower”, which expression shall unless repugnant to the context or meaning thereof be deemed to mean and include his legal heirs, executors, permitted assigns and administrators) of the First Part;

AND

CITICORP FINANCE (INDIA) LIMITED, a non-banking finance company incorporated under the Companies Act, 1956 and having its registered office at First International Financial Centre (FIFC), 8th Floor Plot Nos. C-54 & C-55, G-Block, Bandra-Kurla Complex, Bandra (East), Mumbai 400 051 and a branch office at 3, LSC, Ground Floor, Opposite Birla Vidya Niketan, Near Madangir, Pushp Vihar, New Delhi 110062 (hereinafter referred to as the “Lender” which expression shall unless repugnant to the context or meaning thereof be deemed to include its successors and assigns) of the Second Part.

The Borrower and the Lender are referred to herein singly as a “Party” and together as the “Parties”.

WHEREAS:

A.	The Borrower has requested the Lender for a rupee loan facility in the aggregate of Rs. 2175,000,000 (Two Thousand One Hundred and Seventy Five Million Only) (the “Facility”).

B.	At the request of the Borrower, the Lender has agreed to grant the Facility to the Borrower subject to a maximum amount equal to the Facility Amount (as the term is defined hereinafter) on the terms and conditions hereinafter appearing.

NOW THIS AGREEMENT WITNESSETH and the Parties hereto agree as under:

1	DEFINITION AND INTERPRETATION

1.1	Unless repugnant to the context, the following terms used in this Agreement shall have the meanings respectively assigned to them:

(a)	“Accounts” shall have the meaning ascribed thereto under section 14.2 of this Agreement.

(b)	“Actual Margin” means, at the relevant time, the amount equivalent to the current market value of the Collateral less the Obligations, as determined by the Lender;

(c)	“Additional Securities” shall have the meaning ascribed to it in the Pledge Agreement;

(d)	“Agreement” means this Loan Agreement as amended from time to time;

(e)	“Applicable Law” includes all applicable statutes, enactments, acts of the state legislature or the Parliament, and laws, ordinances, rules, bye-laws, regulations, notifications, guidelines, policies, directions, directives and orders of any Governmental Authority, statutory authority, tribunal, board, court or a recognized stock exchange, as may be applicable;

(f)	“Approvals” means all approvals, permissions, authorizations, consents and notifications whether from any Governmental Authority, regulatory or departmental authority or otherwise including, without limitation, approvals of the RBI, SEBI, and any other authority, or any corporate authorizations as may be applicable;

(g)	“Banking Day” means any day that is not a Sunday, legal holiday or a day on which banking institutions are legally required or authorized to close in New Delhi.

(h)	“Collateral” shall have the meaning ascribed to it in the Pledge Agreement and in addition includes such shares, units of Mutual Funds, cash, marketable securities or other marketable and liquid financial assets as may be required by the Lender from time to time, in its absolute discretion, to be charged/pledged by such persons or entities acceptable to the Lender (including the Pledgor), to achieve the required Loanable Value to avail the Facility Amount or such part thereof, as continuing security for the Obligations pursuant to such documents as may be required by the Lender;

(i)	“Company” shall mean the companies whose shares are being pledged by the Pledgor as set out in Schedule 1 hereto;

(j)	“Conditions Precedent” means the conditions set out in section 2.3 of this Agreement and such further conditions as may be stipulated by the Lender in writing, required to be fulfilled by the Borrower to the satisfaction of the Lender (unless waived by the Lender in writing in its absolute discretion) for the disbursement of the Facility;

(k)	“Default Interest” shall have the meaning ascribed thereto under section 4 of this Agreement;

(l)	“Deposited Documents” shall have the meaning ascribed to it in the Pledge Agreement;

(m)	“Drawdown” shall mean each tranche of the Facility Amount that is disbursed by the Lender in accordance with the terms of this Agreement;

(n)	“Drawdown Date” means the date of each Drawdown of the Facility Amount as set out in the Drawdown Request for that Drawdown;

(o)	“Drawdown Request” shall mean a drawdown request to be provided by the Borrower to the Lender in the form and in substance satisfactory to the Lender itemising in detail, inter alia, the proposed Drawdown Date and amount of Drawdown proposed to be availed;

(p)	“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest or other encumbrances of any kind securing or conferring any priority of payment in respect of any obligation of any Person and includes without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security (including comfort letters, undertakings etc.) under Applicable Law;

(q)	“Event of Default” means the occurrence of any of the events or circumstances specified in section 13 of this Agreement;

(r)	“Facility Amount” shall have the meaning ascribed thereto under section 2.1 of this Agreement;

(s)	“Final Repayment Date” means the date on which all the Obligations have been irrevocably and unconditionally paid and discharged in full to the satisfaction of the Lender;

(t)	“Finance Documents” means:

(i)	this Agreement;

(ii)	the Security Documents; and

(iii)	all other documents and agreements relating to the above and/or designated as such by the Lender in relation to the Facility, as such documents may be amended or supplemented from time to time;

(u)	“General Power of Attorney” means the power of attorney dated on or about the date of this Agreement, issued/to be issued by the Borrower in favour of the Lender and/or its nominee in the form set forth in Schedule 2 hereto;

(v)	“Governmental Authority” means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof including the RBI, SEBI, the Foreign Investment Promotion Board, any court or arbitral tribunal and includes the governing body of any securities exchange;

(w)	“Guarantee” means the guarantee dated on or about the date of this Agreement, issued by the Guarantor pursuant to the terms of this Agreement;

(x)	“Interest Period’’ means the interest period for each Drawdown that is agreed between the Borrower and the Lender. Each Interest Period shall start on the Drawdown Date for that Drawdown and shall end on the day agreed between the Borrower and the Lender. The Interest Period may be reset by the Lender at its sole discretion at the end of each Interest Period and each subsequent Interest Period shall start on the day after the last day of the preceding Interest Period and shall end on the day agreed between the Borrower and the Lender. Provided that each Interest Period shall not be more than 12 (twelve) months;

(y)	“Letter of Continuity” means the letter of continuity to be delivered by the Borrower to the Lender, in the form set out in Schedule 3 hereto pursuant to the terms of this Agreement as continuing security to the Lender for all Obligations or part thereof then due;

(z)	“Loanable Value” means the amount equivalent to the sum total amount of the Margin Loanable Value of the Collateral;

(aa)	“Margin Loanable Value” means the percentage (determined and adjusted by the Lender at its absolute discretion from time to time) of the market value of each asset comprised in the Collateral on which the Lender may provide the maximum amount of financing against such asset as modified by the Lender from time to time at its sole discretion. Without prejudice to the right of the Lender to vary the Margin Loanable Value of the Collateral from time to time, the current Loanable Value assigned by the Lender as on the date of this Agreement is as mentioned in Schedule 1;

(bb)	“Mutual Fund” means a fund registered with the SEBI as a mutual fund and established in the form of a trust to raise monies through the sale of units to the public or a section of the public under one or more schemes/ plans including such other funds/plans or schemes for investing in securities pursuant to the provisions of the SEBI (Mutual Funds) Regulations, 1996, as amended or modified, from time to time (excluding Gold Mutual Funds or Exchange Traded Funds) and in the present case shall mean units of such Mutual Fund houses acceptable to the Lender, which are held by the Pledgor;

(cc)	“Obligations” shall mean all amounts payable to the Lender pursuant to the terms of the Finance Documents, including without limitation:

(i)	the principal amount of the Facility Amount and interest due thereon, and all other obligations, amounts and liabilities of the Borrower, including indemnities, expenses, fees and interest, incurred under, arising out of or in connection with the Finance Documents;

(ii)	any and all sums advanced by the Lender in order to preserve the security provided under the Finance Documents or its security interest therein; and

(iii)	in the event of any proceeding for the collection or enforcement of the above, after an Event of Default shall have occurred, the expenses of retaking, leasing, holding, preparing for sale, selling or otherwise disposing of the Security, or of any exercise by the Lender of its right under the various Finance Documents, together with legal fees and court costs.

(dd)	“Pledge Agreement’’ means the pledge agreement dated on or about the date of this Agreement, executed between the Lender and the Pledgor;

(ee)	“Pledged Securities” means the shares, units of Mutual Funds, securities and other Collateral pledged pursuant to the Pledge Agreement;

(ff)	“Pledgor” shall have the meaning ascribed to it in the Pledge Agreement and shall in addition include such Person who may pledge shares, units of Mutual Funds, cash, marketable securities or other marketable and liquid financial assets as may be required by the Lender from time to time, in its absolute discretion, to achieve the required Loanable Value for the Facility Amount or such part thereof, as continuing security for the Obligations;

(gg)	“Pledge Power of Attorney” means the power of attorney dated on or about the date of this Agreement, to be issued by the Pledgor pursuant to the Pledge Agreement in favour of the Lender and/or its nominee;

(hh)	[“Potential Event of Default” means any event which may (with passage of time, giving of notice, making of any determination hereunder or by any combination thereof) become an Event of Default];

(ii)	“Promissory Note” means the demand promissory note to be delivered by the Borrower to the Lender in the form set out in Schedule 4 hereto, pursuant to the terms of this Agreement, irrevocably undertaking to pay to the Lender or to its order on demand, the Obligations or any part thereof then due, as continuing security to the Lender for all Obligations or part thereof then due;

(jj)	“Related Party” shall have the meaning ascribed to it in Clause 13.1F below;

(kk)	“Required Margin” means, at any time the difference between: (i) the market value of the Collateral; and (ii) the Loanable Value of the Collateral, as determined and required by the Lender in accordance with its policies prevailing from time to time;

(ll)	“RBI” means the Reserve Bank of India;

(mm)	“SEBI” means the Securities and Exchange Board of India;

(nn)	“Security” or “Securities” shall have the meaning ascribed to it in section 8.1 of this Agreement;

(oo)	“Security Documents” means collectively

(i)	the Pledge Agreement;

(ii)	the Pledge Power of Attorney;

(iii)	the Letter of Continuity;

(iv)	the General Power of Attorney;

(v)	the Promissory Note; and

(vi)	all other documents and agreements relating to the above and/or designated as such by the Lender in relation to the Facility, as such documents may be amended or supplemented from time to time;

(pp)	“Taxes” means any and all present and future taxes, levy, impost, premium, duty or other charge of a similar nature, including without limitation, gross receipts, sales, turn-over, value added, use consumption, property, income, franchise, capital, occupational, license, excise and documentary stamps taxes, and customs and other duties, assessments, or fees, however imposed, withheld, levied, or assessed by any country or government subdivision thereof or any other taxing authority together with interest thereon and penalties in respect thereof.

1.2	In this Agreement:

(a)	references to the Lender shall include references to the Lender’s nominee(s), as the context may require;

(b)	any reference to this Agreement and/or any other agreement or document in this Agreement shall be construed, as a reference to this Agreement and such agreement or document as the same may have been amended, varied, supplemented or novated in writing at the relevant time;

(c)	a provision of law is a reference to that provision as amended or re-enacted;

(d)	a section or a Schedule is a reference to a section or a Schedule to this Agreement;

(e)	words importing the plural shall include the singular and vice-versa;

(f)	schedules are to be construed as references to the Schedules of this Agreement and any supplementary or additional Schedules, from time to time executed by the parties and references to this Agreement include references to its Schedules;

(g)	a Person shall be construed as including references to an individual, firm, company or other body, whether incorporated or not; and

(h)	the index and the headings in this Agreement are for convenience and are to be ignored in construing this Agreement.

2	FACILITY AND DRAWDOWN

2.1	Facility

(a)	Upon the request of the Borrower, subject to the terms and conditions set out in this Agreement, the Lender has agreed to lend and advance to the

Borrower and the Borrower has agreed to borrow the sum equivalent to the lesser of: (a) Rs.2175,000,000 (Rupees Two Thousand One Hundred Seventy Five Million only); or (b) the Loanable Value, as determined by the Lender in accordance with this Agreement (“the Facility Amount”).

(b)	The proceeds of the Facility Amount shall be used by the Borrower for the purpose of Investment in capital markets bonds & other similar instruments, which the Borrower hereby agrees, shall be as per Applicable Law.

(c)	The Borrower shall pay an upfront facility fee NIL% of the Facility Amount (excluding any Taxes payable on the same, including but not limited to service tax). It is hereby clarified that the Lender shall have the right to deduct this amount from the Facility prior to disbursal.

2.2	Drawdown

(a)	The Borrower may Drawdown the Facility Amount in one or more tranches.

(b)	The Borrower shall give the Lender an irrevocable, written Drawdown Request, not later than [5 (Five) Banking Days] prior to the proposed Drawdown Date.

(c)	The disbursement of the Facility Amount may be made by the Lender only upon satisfaction of all of the Conditions Precedent (unless such Condition Precedent is waived by the Lender in its sole discretion in writing), set out in section 2.3 herein below.

(d)	The Borrower may re-borrow any part of the Facility Amount which is prepaid by the Borrower in accordance with this Agreement.

2.3	Conditions Precedent to the Drawdown

(a)	The Drawdown of the Facility Amount under this Agreement is subject to the fulfillment of the following conditions precedent to the satisfaction of the Lender:

(i)	each of the Finance Documents shall have been executed by the respective parties thereto, shall have been duly and adequately stamped by the Borrower (or any other relevant counterparty of the Lender thereunder) and shall have become (or, as the case may be, shall remain) effective and enforceable in accordance with their respective terms and originals thereof shall have been delivered to the Lender in a form and manner acceptable to the Lender;

(ii)	the Security shall have been created under the Pledge Agreement, for the benefit of the Lender and the Borrower shall have ensured that each of the Security Documents shall have been duly executed, and each such Security Document, is stamped, perfected and registered, so as to be in full force and effect in accordance with the terms hereof to the satisfaction of the Lender;

(iii)	the Lender shall have received, in form and substance satisfactory to it copies of the Deposited Documents and such other evidences satisfactory to the Lender evidencing that the charges created by the relevant Finance Documents, if required, have been registered in Lender’s favour in the office of the regulatory and public authority or other authority in relation thereto;

(iv)	the completion of the legal and financial due diligence of the Borrower and its operations to the satisfaction of the Lender and its advisors, and the resolution of the issues arising thereof;

(v)	the Lender shall have received in form and substance satisfactory to it a certified copy of the constitutional documents of the Company such as certificate of incorporation, memorandum and articles of association or any other constitutional document as applicable, evidencing its incorporation, formation, establishment and management under the Applicable Law certified to be true as of the date of delivery thereof to the Lender;

(vi)	the Lender shall have received in form and substance, satisfactory to it, certified copies of all necessary Approvals and consents under any Applicable Law or regulation, policy, practice or directive of all relevant Governmental Authorities in connection with the Facility which are in full force and effect and that the same shall remain so during the currency of the Finance Documents;

(vii)	the Lender shall have received in form and substance satisfactory to it the General Power of Attorney, the Pledgor Power of Attorney, the Letter of Continuity and the Promissory Note signed by persons authorised by the board of directors of the Borrower and the Pledgor to sign the said documents;

(viii)	the Lender shall have received in a form and substance satisfactory to it a legal opinion from a counsel approved by the Lender confirming the legality, validity and enforceability of the Finance Documents and the rights of the Lender under the Security or any part of it, and confirming that the Lender may exercise its rights under the Finance Documents, in particular the sale of the Collateral, in accordance with the terms of this Agreement and other Finance Documents;

(ix)	no Event of Default and/or Potential Event of Default shall have occurred and/or be continuing;

(x)	no extraordinary circumstances shall have occurred which shall make it improbable for the purpose for which assistance is provided to be carried out and/or for the Borrower to fulfill its obligations under this Agreement;

(xi)	the Borrower shall have delivered a certificate to the Lender in a form and manner acceptable to the Lender, confirming that all the representations and warranties as set out in the Finance Documents are true, correct and accurate as of the Drawdown Date, or such date as specifically set forth, and that no event or circumstances have occurred and/or will occur pursuant to the Drawdown, which could have a material adverse effect on the rights of the Lender under the Finance Documents and/or which could affect the validity and the enforceability of the Finance Documents;

(xii)	the Borrower shall have performed its obligations under the various Finance Documents to the satisfaction of the Lender;

(xiii)	all necessary Approvals and consents of the Lender have been obtained on terms satisfactory to the Lender and have not being revoked, rescinded or lapsed;

(xiv)	the Lender being satisfied as to the due execution, delivery and registration (if required) of all Finance Documents, and further, the Lender being satisfied to its absolute discretion that the Security, in particular the Collateral, has been validly created and perfected in favour of the Lender and remains adequate and acceptable in all respects for the Facility and the Obligations;

(xv)	the Borrower shall have produced such evidence as to the proposed utilization of the proceeds of the Drawdown(s) as may be required by the Lender;

(xvi)	the Borrower shall have satisfied the Lender about the utilisation of the proceeds of any Drawdown(s); and

(xvii)	the Lender shall have received, in form and substance satisfactory to it, any other document that the Lender may deem necessary for purposes of the sanction and/or disbursement of the Facility.

3	INTEREST RATE AND INTEREST PAYMENTS

3.1	The rate of interest for each Drawdown shall be a rate as may be mutually agreed to between the Lender and the Borrower. Such interest shall be paid at such frequency and, or, on such date as may be mutually agreed to between the Lender and the Borrower.

3.2	The interest payable to the Lender shall accrue from day to day and shall be calculated on this basis of the actual number of days lapsed and the year shall be of 365 (three hundred and sixty five) days.

3.3	In the event that the Repayment Date (as defined below) is extended, interest on the Facility Amount for such extended period(s) shall be payable at such rate as mutually agreed to between the Lender and the Borrower at the time of extension of the Repayment Date.

3.4	The Borrower acknowledges that the Facility provided under this Agreement is for a commercial transaction and waives any defences available under usury or other laws relating to the charging of interest.

4	DEFAULT INTEREST

4.1	Without prejudice to the other rights and remedies that the Lender may have under the Finance Documents, law or equity, if the Borrower fails to pay any sum due and payable to Lender on the due date(s), the Borrower shall pay additional interest on such sum from the due date(s) thereof, up to the date of actual payment, at the rate of 3% (Three percent) above the relevant interest rate (the “Default Interest”).

4.2	The Borrower acknowledges that any sums, interest, default amount including but not limited to the Default Interest are reasonable and that they represent genuine pre-estimates of the loss incurred by the Lender in the event of non-payment or default by the Borrower.

5	REPAYMENT OF LOAN FACILITY AND OTHER AMOUNTS

5.1	The Facility Amount and all outstanding Obligations, shall be fully repayable as a bullet payment on the day falling 3 years from the first Drawdown Date or Sep 30, 2019, whichever falls earlier (“Repayment Date”), unless the Facility has been cancelled/accelerated/ recalled by the Lender or prepaid by the Borrower prior to the Repayment Date in accordance with the terms of this Agreement.

5.2	Provided that, the Lender may at its sole discretion and at the request of the Borrower extend the Repayment Date.

5.3	All amounts paid by the Borrower under this Agreement shall be applied or appropriated by the Lender in such manner and in such order for discharge of the Obligations, as may be decided by the Lender in its absolute discretion.

6	PREPAYMENTS

6.1	No prepayment shall be permitted unless such a prepayment is made at the instructions of the Lender in writing upon the receipt from the Borrower of a notice in writing at least 15 (fifteen) Banking Days prior to the date of the proposed prepayment (which notice shall specify the date, time and place at which any part or full prepayment of the amount of Facility shall be made) on such terms and conditions as may be stipulated by the Lender.

6.2	All sums prepaid will be applied towards reduction of the Facility Amount outstanding. The Borrower shall be responsible for compensating the Lender for any funding, breakage or other costs (“Prepayment Costs”) incurred as a result of any partial or full prepayment of the Facility outstanding, for any reason, including but not limited to, such prepayment being made at the request of the Borrower or as a result of the occurrence of an Event of Default (as hereinafter referred to) or any default by the Borrower in complying with the terms and conditions of this Agreement.

6.3	Provided that the Borrower shall have the right to prepay at the end of each Interest Period the applicable Drawdown(s) in full, or in part without any Prepayment Costs.

6.4	The Borrower agrees and undertakes that in the event of failure of the Lender and the Borrower to mutually agree to a rate of interest for a subsequent Interest Period at the end of an Interest Period, the Borrower shall mandatorily prepay the applicable Drawdown in full without any Prepayment Costs at the end of that relevant Interest Period. Section 6.1 of this Agreement shall not apply to such prepayment by the Borrower.

7	REVIEW AND CANCELLATION

7.1	The Facility is subject to the Lender’s review on a [quarterly basis] (or at such frequency as deemed necessary by the Lender), and continuation and renewal thereof on the same, or modified terms is subject to the Lender’s satisfaction as to circumstances deemed relevant by the Lender.

7.2	Notwithstanding anything to the contrary contained in this Agreement and without prejudice to the rights of the Lender under this Agreement including Clause 9 (Margin Requirements) and Clause 14 (Remedies on an Event of Default), the Lender may at any time and with prior written notice to the Borrower: (i) immediately cancel any part or the whole of the Facility and disallow any further disbursement of the Facility Amount; and/or (ii) demand repayment of the outstanding Obligations (whether principal, interest, costs, expenses or otherwise) and all other amounts payable under the Finance Documents which is to be paid by the Borrower within [7(seven)] days from the date of such notice.

7.3	Nothing in this Agreement and the other Finance Documents shall render or be deemed to render it obligatory upon the Lender to extend or continue to extend the Facility or any part of it to the Borrower.

8	SECURITY

8.1	The Facility Amount together with all interest, liquidated damages, prepayment costs, other costs, charges, expenses and other monies whatsoever stipulated in or payable under the Finance Documents (including all Obligations), shall be secured by the following, including by such shares, units of Mutual Funds, cash, marketable securities or other marketable and liquid financial assets as may be required by the Lender from time to time, in its absolute discretion, to be charged/pledged by the Pledgor or such Persons or entities acceptable to the Lender, to achieve the required Loanable Value to avail the Facility Amount or such part thereof, as continuing security for the Obligations (the “Security”):

(a)

pledge by the Pledgor, or such Person and/or entities acceptable to the Lender, of sufficient shares, units of Mutual Funds, cash, marketable securities, or such other marketable and liquid financial assets as may be required by the Lender, to achieve the required Loanable Value to avail the Facility Amount or such part thereof, as continuing security for the outstanding Obligations. For this purpose, the Pledgor and such parties shall execute such documents as may be required by the Lender in its sole discretion, on such terms and conditions as may be required by the Lender which would include the conditions and obligations as set out in the Finance Documents and such further terms, obligations, representations and warranties and undertakings as may be required by the Lender. The Lender is currently prepared to accept such number of equity shares of the Company or units of Mutual Funds, as the case may be, as set out in Schedule 1, held by the Pledgor, as the same may be modified, amended or supplemented from time to time in accordance with the provisions of this Agreement, which yields a Loanable Value as set out in Schedule 1, subject to a maximum of 2,100,000 equity shares of Dr. Reddys Laboratories Limited. At present the Lender has assigned a Marginal Loanable Value as set out in Schedule 1. The Lender hereby reserves the absolute discretion to determine the Marginal Loanable Value and the Loanable Value required from time to time. Any additional Collateral provided by the Borrower/Pledgor to meet top-up requirements (if required) shall be in the form of cash or other marketable securities acceptable to the Lender. It is hereby clarified that the Lender shall be entitled to refuse to accept any further shares of the Company or units of Mutual Funds, towards meeting top-up requirements, All shares of the

Company pledged in favour of the Lender must be in dematerialised form only, must be listed on the Bombay Stock Exchange or National Stock Exchange or any other recognized stock exchange in India, acceptable to the Lender, and must be legally and beneficially owned by the Pledgor. All such shares are to be issued and fully paid up.

All Collateral, where possible, shall be marked to market on a daily basis.

(b)	A Letter of Continuity.

(c)	A Promissory Note.

(d)	A General Power of Attorney.

(e)	A Pledge Power of Attorney.

8.2	The Lender reserves the option to have the securities charged and comprised in the Security, registered in the name of the Lender and/or its nominees in case of the default in by the Borrower in terms of this Agreement, and may by notice to the Borrower and the Pledgor and/or any other Person providing any Security, request for this to be effected. The Borrower undertakes that immediately upon receiving such request by the Lender, and in any event within [3 (three) Banking Days] of such request, to do all acts and things and execute all such documents required by the Lender in this respect, and will cause the Pledgor and any Person providing any Security to the Lender, to comply with the terms hereof, without in any way derogating the Lender’s security interest in such Securities. Further, the Borrower shall ensure that the Pledgor and all the Persons providing Security to the Lender pursuant to the terms of this Agreement or otherwise, are bound by the terms of the Finance Documents and for this purpose shall cause the Pledgor and all the Persons providing Security to the Lender pursuant to the terms of this Agreement, to execute such documents as may be required by the Lender.

8.3	The Borrower hereby agrees that the Loanable Value may at the sole discretion of the Lender, be reduced to Nil, if the closing price of Dr. Reddys Laboratories Limited on any recognized stock exchange falls below Rs. 1700/- on any day.

9	MARGIN REQUIREMENTS

9.1	The Borrower shall at all times ensure that the Actual Margin is not less than the Required Margin. If at any time the Actual Margin is less than the Required Margin by:

(a)

Nil % or more, the Borrower/the Pledgor shall ensure that it or other persons acceptable to the Lender must, within 2 (two) days’ notice thereof from the Lender to the Borrower/Pledgor, provide additional collateral i.e. cash and other marketable securities acceptable to the Lender or reduce the Obligations or a combination of both, to restore the Actual Margin to the Required Margin, and any additional top-up required shall be met by way of creating a Charge in favour of the Lender over cash or other acceptable marketable securities. If the Borrower/Pledgor fails to provide such Additional Securities and/or repays the Obligations for the purposes and in the manner as aforesaid, the Lender shall be entitled to sell the Collateral through a broker of its choice or otherwise without giving any further notice to the Borrower/Pledgor, notwithstanding anything to the contrary contained in this Agreement and the Borrower/Pledgor hereby consents to the same.

(b)	25 % or more, the Lender shall, forthwith, without any notice to the Borrower be entitled to sell the Collateral through a broker of its choice or otherwise, notwithstanding anything to the contrary contained in this Agreement. The sale/redemption proceeds (less any selling and other related expenses) shall be applied in reduction of the indebtedness of the Borrower to the Lender, in such order as the Lender deems fit.

(c)	Without prejudice and in addition to anything contained in this Agreement, the Lender shall on every alternate Friday after the Drawdown Date, have the right to conduct an inspection on the Loanable Value of the Security. In the event the Loanable Value of the Security at the relevant time is lower than the total Obligation, then the Borrower/the Pledgor shall ensure that they or other persons acceptable to the Lender must, within 2 (two) days’ notice thereof from the Lender to the Borrower/the Pledgor, provide additional Collateral i.e. cash and other marketable securities acceptable to the Lender or reduce the Obligations or a combination of both, to restore the Loanable Value equal to or more than total Obligation.

9.2	The Lender’s determination of the Actual Margin and Required Margin is conclusive and binds the Borrower unless provided otherwise by the Borrower to the satisfaction of the Lender. In addition, the Lender is hereby authorized (but not obliged) to take on behalf of the Borrower or the Pledgor all actions deemed necessary to mitigate any loss or preserve Collateral.

9.3	The Borrower agrees, accepts and acknowledges that the Lender’s standard loan-to-security value criteria, currency margin standards and requirements, top-up and sell-out periods, requirements and procedures, are at all times determined by the Lender in its discretion based on the Lender’s policies prevailing from time to time, and that such criteria, standards, requirements and/or procedures shall be applied to and complied with by the Borrower, and the Borrower shall be notified of any change thereof. The Borrower further agrees, accepts and acknowledges that in the event that the terms and conditions of this Agreement are inconsistent with or contrary to such revised criteria, standards, requirements and/or procedures, the terms of this Agreement shall be deemed to have been and stand amended or modified to the extent necessary.

9.4	Without prejudice to any other rights the Lender may have, in the event that the Lender requires that the Borower provide additional Collateral to restore the Actual Margin at least to the level of the Required Margin, the Lender may at its absolute discretion refuse to accept the shares of the Company or the units of the Mutual Funds, as the case may be, presently being held by the Pledgor, as additional Collateral, and in such event, the Borrower shall have to restore the Actual Margin to at least the Required Margin, by supplementing the Collateral only in the form of cash or other securities acceptable to the Lender.

10	TAXES, INCREASED COSTS AND ILLEGALITY

10.1	TAXES

(a)	The Borrower shall during the currency of the Facility bear all Taxes as may be applicable or as may be levied in relation to the Facility other than income tax on income to the Lender.

(b)	If the Borrower is or becomes aware that the Borrower is/shall be required to make a tax deduction (or that there is a change in the rate or the basis of a tax deduction), it shall promptly notify the Lender. Notwithstanding anything to the contrary stated herein, it is expressly agreed that all payments to be made to the Lender under the Finance Documents shall be made free and clear of and without any deduction for or on account of any Taxes (other than income tax at source under the Income Tax, 1961, if any) and without any set-off or counter -claim. If the Borrower is required to make deduction on account of any Taxes (other than income tax at source under the Income Tax, 1961, if any), then, in such case, the sum payable to the Lender shall be increased to the extent necessary to ensure that, after making such deduction, the Lender receives and retains (without any liability for such deductions) a sum equal to the sum which it would have received and retained, had no such deduction been made or required to be made. Within 30 (thirty) days of making either a tax deduction or a payment required in connection with a tax deduction, the Borrower shall deliver to the Lender an original receipt (or certified copy thereof) satisfactory to the Lender that the tax deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(c)	The Borrower shall during the currency of the Facility bear all interest tax as may be applicable or as may be levied by a government or any statutory agency or body or authority in relation to any interest or other sum paid by the Borrower to the Lender under the Facility.

(d)	Without prejudice to the provisions of this section, if the Lender is required to make any payment on account of any Taxes (other than income tax under the Income Tax, 1961) in relation to any sum received or receivable by it hereunder or any liability in respect of such payment is imposed, levied or assessed against the Lender, the Borrower shall, upon demand of the Lender, promptly reimburse to the Lender such payment or liability together with interest, penalties and expenses, if any, payable or incurred in connection therewith.

(e)	The Lender will provide the relevant tax exemption certificate(s), if applicable, under the Income Tax Act, 1961. In the event the Lender does not provide the tax exemption certificate, then, subject to the provisions of section 10.2, the Borrower may deduct tax at applicable rates as per the Income Tax Act 1961.

(f)	If there is, at any time, any incidence of any indirect Taxes on the Lender directly connected and/or attributable to the Facility, the Lender shall notify the Borrower of such incidence of Tax and shall be entitled to pass on such incidence to the Borrower. The Borrower shall make payment of such Taxes without demur or protest. Notwithstanding the above, if the Lender makes payment of any such indirect Tax, the Lender shall, be entitled to be re-imbursed for the same by the Borrower.

10.2	INCREASED COSTS

(a)	If, by reason of: (i) any change in Applicable Law or in its interpretation or administration and/or (ii) compliance with any request from or requirement of the RBI or other fiscal, monetary or other authority (including, without limitation, a request or requirement which affects the manner in which the Lender is required to or does maintain capital resources or reserves having regard to the Lender’s obligations hereunder and to amounts owing to it hereunder):

(i)	The Lender incurs a cost as a result of the Lender having entered into and/or performing its obligations under this Agreement and/or assuming or maintaining a commitment under this Agreement and/or making an advance hereunder; or

(ii)

The Lender becomes liable to make any payment on account of tax or otherwise (not being a tax imposed on the net income of the Lender) on or calculated by reference to the amount of the Facility made or to be made by the Lender hereunder and/or to any sum received or receivable by it hereunder, then the Borrower shall, from time to time on demand of the Lender, promptly pay to the Lender amounts sufficient to indemnify the Lender against, as the case may be: (1) such cost, (2) such reduction in such rate of return (or such proportion of such reduction as is, in the opinion of the Lender, attributable to its obligations hereunder), (3) such increased cost (or such proportion of such increased cost as is, in the opinion of the Lender, attributable to its funding or maintaining an advance hereunder) or (4) such liability.

(b)	The Lender intending to make a claim pursuant to section 10.2 shall notify the Borrower thereof. Provided that nothing herein shall require the Lender to disclose any confidential information relating to the organisation of its affairs.

10.3	ILLEGALITY

(a)	If, at any time, it is unlawful for the Lender to make, fund or allow to remain outstanding the Facility made or to be made by it hereunder by reason of suspension or otherwise for any other reason whatsoever, then the Lender shall, promptly after becoming aware of the same, deliver to the Borrower a certificate to that effect;

(b)	The Lender shall not thereafter be obliged to make an advance hereunder and the amount of the available Facility shall be immediately reduced to zero; and

(c)	The Lender shall be entitled to call in the entire Facility and the outstanding amounts forthwith and the Borrower shall on such date as the Lender may specify, without demur or dispute whatsoever, repay the outstanding Facility along with interest thereon and all other amounts owing to the Lender in respect of the Facility.

11	REPRESENTATIONS AND WARRANTIES FROM BORROWER

11.1	The Borrower hereby represents and warrants as follows to the Lender, and confirms that the representations and warranties are true, correct, valid and subsisting in every respect as of the date of this Agreement (or as specifically provided herein), and which representations and warranties shall survive the execution and delivery of this Agreement and continue until Final Repayment Date:

(a)	the Borrower has the power and authority to enter into this Agreement and other Finance Documents to which the Borrower is a party, and to own his property and assets;

(b)	the Borrower has power and authority to enter into and perform the obligations under the Finance Documents and the Borrower has taken all necessary actions to authorise the execution, delivery and performance of the obligations under the Finance Documents;

(c)

the execution, delivery and performance of the Finance Documents will not contravene any Applicable Law or regulation to which the Borrower or the Pledgor is subject or any provision of the constitutional documents of the

Company or the the asset management company or trustee company of the Mutual Fund, as the case may be, or any agreement or obligation or document binding on or applicable to the Borrower or the Pledgor and all Approvals requisite for such execution, delivery and performance of the Finance Documents have been procured and are in full force and effect and shall continue to be so until the Final Repayment Date;

(d)	the Finance Documents constitute legally binding and enforceable obligations of the Borrower and the Pledgor;

(e)	all registrations, recordings, filings and notarisations of the Finance Documents and all payments of any tax or duty, including stamp duty, registration charges or similar amounts which are required to be effected or made by the Borrower and the Pledgor which is necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Finance Documents have been made;

(f)	no event which is an Event of Default and/or Potential Event of Default has occurred, or is likely to occur;

(g)	no orders have been passed, and to the best knowledge of the Borrower, no actions, proceedings or steps have been initiated or threatened, for the insolvency or bankruptcy of the Borrower and/or the Pledgor under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, trustee or similar officer in respect of the Borrower and/or the Pledgor or their assets before any court, Governmental Authority or administrative body and/or under any applicable bankruptcy, insolvency or other similar law nor or hereafter in effect;

(h)	no actions, suits, proceedings, disputes, investigations, litigation, arbitration or administrative proceedings of any kind in any court or before any arbitrator or any Governmental Authority are at present current or pending against the Borrower and/or the Pledgor [and/or the Guarantor] or their assets or to their knowledge, threatened, which has or is likely to have a material adverse effect on:

(i)	their financial condition; or

(ii)	their ability to perform their obligations under the Finance Documents, or

(iii)	affect the validity of any of the Finance Documents,

and the Borrower and/or the Pledgor [and/or the Guarantor] have complied with all Applicable Laws and regulations of applicable governmental or public authorities affecting them;

(i)	all actions, conditions and things required to be taken, fulfilled/complied with and done including the obtaining of all authorisations and consents, filings, registration of documents or claims in order: (i) for the Borrower and the Pledgor to lawfully enter into and perform their respective obligations under the Finance Documents without contravening any statutory provision or regulatory requirement or any other obligation binding on them or their assets; and (ii) to ensure that those obligations are legally binding and enforceable, have been done, fulfilled and obtained, and there has been no default or breach of the conditions or restrictions (if any) imposed or in connection with the same;

(j)	all information given by the Borrower and the Pledgor to the Lender in connection with the Facility is true, complete and accurate in all material respects and he is not aware of any material facts which it has not disclosed to the Lender;

(k)	the Borrower certifies that all the Security Documents when executed, delivered and registered (where necessary) and when appropriate forms are filed as required under Applicable Law, shall create the Security expressed to be created thereby over the assets referred therein and such assets are not subject to any Encumbrances other than those created pursuant to the Finance Documents;

(l)	the Pledgor’s title in respect of the Pledged Securities is clear and marketable and free from any Encumbrances other than those created pursuant to the Finance Documents and the Pledgor has not sold or granted any pre-emption rights or agreed to sell or grant any right of pre-emption in respect of the Pledged Securities;

(m)	there are no mortgages, charges, or liens of whatsoever nature against any of the Borrower’s assets or properties save and except those already expressly mentioned and disclosed by the Borrower to the Lender in writing, which encumbrances rank I shall rank no greater than pari passu with the Security and/or the Additional Security (if any) created/to be created by the Borrower in favour of the Lender;

(n)

no facts, circumstances or events, materially detrimental to the borrowing, the ability of the Borrower and/or the Pledgor to meet their obligations hereunder and/or in respect of the Facility, and/or the financial condition of the Borrower, and/or the ability of the Lender to exercise its rights hereunder and/or under the documents creating the Security and/or Additional Securities and/or to receive due repayment and payment of the amounts due by the Borrower under the Facility, has occurred or, in the estimation of the Borrower, is likely to occur; and

(o)	(i) the fair value of the assets of the Borrower exceeds its aggregate liabilities; (ii) the Borrower has the ability to meet all of its obligations as they mature; and (iii) the Borrower has sufficient capital to carry on its business.

12	BORROWER’S CONVENANTS & UNDERTAKINGS

12.1	Positive Covenants

The Borrower irrevocably and unconditionally covenants and undertakes that so long as any Obligations remain outstanding, and until the Final Repayment Date, he shall unless the Lender waives compliance in writing:

(a)	utilise the Facility only for the purpose stated by it to the Lender, and for no other purpose whatsoever;

(b)	maintain his rights and privileges currently enjoyed by him and shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all Approvals required to enable him to lawfully perform his obligations under the Finance Documents;

(c)	obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all Approvals as may be required to enable him to enter into and perform his obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence of the Finance Documents and this Agreement;

(d)	pay regularly all Taxes, assessments, dues, duties and impositions as may, from time to time be payable to any Governmental Authority;

(e)	comply with all Applicable Laws, rules and regulations, including but not limited to the provisions of various rules, regulations and guidelines issued by the Securities and Exchange Board of India from time to time, including the Securities and Exchange Board of India (Prohibition of Insider Trading) Regulations, 1992 (including all disclosure, notification and filing requirements thereunder), the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeover) Regulations, 2011 (including all disclosure, notification, valuation of shares and filing requirements thereunder), the Securities and Exchange Board of India (Prohibition of Fraudulent and Unfair Trade Practices relating to the Securities Market) Regulations, 2003, and the rules regulations and guidelines made applicable by relevant stock exchanges.

(f)	maintain insurance on and in relation to his business and assets with an insurance company or companies acceptable to the Lender against such risks and to such extent as is usual;

(g)	pay or reimburse to the Lender all charges, Taxes or penalties imposed on or in pursuance of this Agreement or on any instruments, issued hereunder;

(h)	comply in all respects with the terms of the Finance Documents;

(i)	do everything which is necessary in the opinion of the Lender to (i) create and perfect the Security with respect to future assets covered by the Finance Documents (including, without limitation, any further registration or filing in respect of the Security), (ii) create, perfect and maintain the Security in full force and effect at all times (including the priority thereof), and (iii) preserve and protect the Security, and the rights and title of the Lender to the Security;

(j)	it irrevocably consents to the Lender disclosing information in respect of it, and its accounts, to Lender’s head office, its affiliates or companies owned directly or indirectly by Citigroup Inc or any of its branches or affiliates, or any other person as the Lender deems fit;

(k)	forthwith deliver to the Lender any payments or accretions in respect of or relating to Collateral required under the terms of this Agreement;

(l)	cause an appropriate entry or note of the Finance Documents to be made in its records;

(m)	certify in writing the end use of each Drawdown within 1 (one) week of the respective Drawdown; and

(n)	perform and execute, on request of the Lender, such acts and deeds, as may be necessary and/or required to carry out the intent of the Finance Documents.

12.2	Negative Covenants

The Borrower covenants and agrees that so long as any Obligations remain outstanding and until the Final Repayment Date, the Borrower shall not without the prior written consent of the Lender:

(a)	liquidate his assets or dissolve or initiate any voluntary insolvency process and/or any other actions which in the opinion of the Lender would affect or is likely to affect the rights and benefits of the Lender including their rights in relation to the Security;

(b)	dispose off a substantial portion of his assets or all of his properties or assets and shall not create and/or cause to be created any Encumbrance over his assets;

(c)	undertake any activities which jeopardises the interest of the Lender and/or the repayment of the Facility;

(d)	create, incur or assure any further indebtedness for borrowed money or for deferred purchases;

(e)	assume, guarantee, endorse or in any manner become directly or contingently liable for or in connection with the obligation of any person; and

(f)	grant any loans, grant any credit to or for the benefit of any person.

(g)	Create any Encumbrance on or cause to Encumber any securities of Dr. Reddys Laboratories Limited held by the Borrower. Additionally, the Borrower shall obtain the prior written consent of the Lender for a Related Party to create any Encumbrance on or cause to Encumber any securities of Dr. Reddys Laboratories Limited held by such Related Party.

12.3	Information Covenants

The Borrower hereby agrees and undertakes to promptly inform/deliver to the Lender, the following:

(a)	of any judgment, litigation, arbitration or other proceedings before any court or, Governmental Authority which is likely to or could materially and adversely affect the Borrower or the Pledgor or their ability to perform their respective obligations under this Agreement and the other Finance Documents, forthwith upon such proceedings being instituted or, to the best knowledge of the Borrower, threatened;

(b)	of the occurrence of any event which he becomes aware of and which might materially and adversely affect the Borrower or the Pledgor, the ability of any of them to perform their respective obligations under the Finance Documents, and/or the enforceability of any of the Finance Documents and/or the rights and remedies available to the Lender under any of the Finance Documents or otherwise;

(c)	of the occurrence of any Event of Default and/or Potential Event of Default and of the steps being taken to remedy the same and will, from time to time, if so requested by the Lender, confirm to the Lender in writing that save as otherwise stated in such confirmation, no default has occurred and is continuing;

(d)	any application for insolvency having been made or receipt of any notice of commencement of insolvency proceedings and/or of the occurrence of any events and/or circumstances which would result in the insolvency of the Borrower or the Pledgor, and/or any other actions which would affect or is likely to affect the rights and benefits of the Lender including their rights in relation to the Security; and

(e)	deliver to the Lender, on or before the Drawdown Date and on request from the Lender from time to time but not more than once in 3 (three) calendar months, a certificate confirming that no Event of Default and/or Potential Event of Default has occurred and is continuing.

12.4	Undertakings

The Borrower hereby assures, agrees and undertakes that throughout the continuance of this Agreement and until the Final Repayment Date, the Borrower shall:

(a)	bear all expenses including legal expenses if any with regard to this transaction including the costs arising in relation to the execution, delivery and the performance of the Finance Documents;

(b)	not create, or attempt, or agree to create or permit to arise or exist any security interest or Encumbrance of any kind whatsoever over all or any part of the Collateral pursuant hereto other than those created under or pursuant to the terms of this Agreement or otherwise assign, transfer, deal with or dispose of in any manner all or any part of the Collateral;

(c)	neither the Borrower nor the Pledgor shall, undertake any acquisition of Shares of the Company as set out in Schedule I that shall trigger the provisions of the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 2011, in respect of making a public announcement for acquisition of Shares of the Company;

(d)	not grant in favour of any other Person any interest in or any option or other rights in respect of any of the Collateral or any part thereof;

(e)	forthwith deliver to the Lender:

(i)	any payments or accretions in respect of or relating to Collateral required under the terms of this Agreement; and

(ii)	evidence that the relevant Mutual Fund or the Depository has recorded the pledge of the Collateral in favour of the Lender.

(f)	make all such filings and registrations, and file and submit all such forms, documents, instruments and take all such other steps, as may be necessary in connection with the creation, perfection or protection of the Security or which may be required in connection herewith or therewith;

(g)	irrevocably appoints the Lender and/or its nominee(s) as his attorney by execution of the Power(s) of Attorney with full authority to act on behalf of the Borrower and in the name of the Borrower and the Borrower agrees that such power would be a power coupled with interest;

(h)	not do, cause or permit to be done anything which may in any way dilute, diminish, jeopardize or otherwise prejudice the Lender’s security or rights created hereunder or pursuant to this Agreement and the other Finance Documents;

(i)	ensure that the Company does not issue any Shares in substitution or replacement for the Collateral;

(j)	execute and sign all power(s) of attorney, proxies and other documents and to do or permit to be done every act or thing or undertake from time to time all actions requested by the Lender (including without limitation the making or delivery of filings, the payment of fees and charges and the issuance of supplemental documentation or procuring registration of the Collateral) under or pursuant to this Agreement which may be necessary or expedient, for:

(i)	enforcing the security interest created by it under or pursuant to this Agreement;

(ii)	maintaining the security interest created by it under or pursuant to this Agreement in full force and effect against it at all times (including the priority thereof) till the Final Repayment Date;

(iii)	perfecting the Lender’s title to any or all of Collateral or vesting or enabling it to vest the same in itself, its nominee or in any purchaser;

(iv)	preserving and protecting the Collateral, and the rights and remedies of the Lender against it under or pursuant to this Agreement; and

(v)	effectively exercising the rights and remedies of the Lender under or pursuant to this Agreement.

(k)	not enter into any agreement or arrangement with any Person which conflicts with the provisions of this Agreement;

(l)	promptly pay all payments which may become due in respect of any of Collateral;

(m)	furnish to the Lender at the Borrower’s own expense financial information, accounts, information and reports, as may be required by the Lender including those relating to the Collateral; and

(n)	do all such acts and things as may be required by the Lender in pursuance to the furtherance of the objectives of this Agreement.

13	EVENTS OF DEFAULT

13.1	The occurrence of any of the following events shall constitute an Event of Default (the “Event of Default”):

(a)	failure by the Borrower and/or the Pledgor to comply with, or breach of any of the conditions set out in Section 2.3 above. Each failure of the Borrower to pay any amount due (or demanded) shall constitute a separate Event of Default;

(b)	failure by the Borrower to pay any amount due under this Agreement on the due date or on demand. Each failure of the Borrower to pay any amount due (or demanded) shall constitute a separate Event of Default;

(c)	failure to comply with or a breach of any of the provisions of the Finance Documents or any other document referred to herein or entered into, pursuant to or in relation to the financing arrangement contemplated herein by the Borrower or the Pledgor;

(d)	any representation or statement made by the Borrower and/or the Pledgor under any of the Finance Documents, including any representation or statement with respect to the Collateral, or any certificate or statement delivered by them pursuant thereto is or proves to have been materially incorrect or misleading;

(e)

any default by the Borrower and/or the Pledgor under any other agreement between the Borrower and/or the Pledgor and the Lender or any other agreement of indebtedness of the Borrower and/or the Pledgor or the performance of any material covenant, term or undertaking thereunder or any indebtedness of the Borrower or the Pledgor is not paid when due or any creditor of the Borrower or the Pledgor becomes entitled to declare any such indebtedness due and payable prior to the date on which it would otherwise have become due or any guarantee or indemnity given by the Borrower or the Pledgor is not honoured, when due and called upon;

(f)	any default by any Related Party under any agreement between such Related Party and the Lender or any other agreement of indebtedness of the Related Party or the performance of any material covenant, term or undertaking thereunder or any indebtedness of the Related Party is not paid when due or any creditor of the Related Party becomes entitled to declare any such indebtedness due and payable prior to the date on which it would otherwise have become due or any guarantee or indemnity given by the Related Party is not honoured, when due and called upon;

For the purpose of this Agreement, “Related Party” shall include Mr. K Satish Reddy, Mr. Gunupati Venkateswara Prasad and/or any of their respective immediate family members.

(g)	any of the necessary Approvals shall have been revoked or rescinded or lapsed;

(h)	any of the Finance Documents once executed and delivered shall fail to provide the security interests, rights, title, remedies, powers or privileges intended to be created thereby (including the priority intended to be created thereby), or such security interest shall fail to have the priority contemplated under the Finance Documents or any such Finance Documents shall cease to be in full force and effect, or the security interest purported to be created thereby is jeopardized or endangered in any manner whatsoever, or any other obligations purported to be secured thereby or any part thereof shall be disaffirmed by or on behalf of the Borrower or any other party thereto;

(i)	either the Borrower or the Pledgor is unable to pay their respective debts or becomes unable to pay their respective debts as they fall due or suspends or threatens to suspend making payments (whether principal or interest) with respect to any of their respective debts;

(j)	either the Borrower or the Pledgor commences or takes steps to initiate voluntary insolvency, or an involuntary proceeding against the Borrower or the Pledgor has been commenced, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the Borrower or the Pledgor consents to the entry of an order for relief in an involuntary proceeding under any such law, or consents to the appointment or taking possession by a receiver, liquidator, administrator, assignee (or similar official) for any part of its property;

(k)	either the Borrower or the Pledgor convenes a meeting of their creditors or makes or proposes to make any arrangement with, or any assignment for the benefit of, their creditors; or a petition is presented or a meeting is convened for the purpose of considering a resolution or other steps are taken for making an administration order against or for insolvency of the Borrower, whether voluntary or involuntary;

(l)	any Governmental Authority shall have condemned, nationalised, seized, or otherwise expropriated all or any material part of the assets of the Borrower or the Pledgor or shall have assumed custody or control of the business or operations of the Borrower or the Pledgor or shall have taken any action for the dissolution of the Borrower or the Pledgor or any action that would prevent the Borrower or the Pledgor or its officers from carrying on its business or operations or a substantial part thereof;

(m)	any action, suit, proceeding, dispute, investigation, litigation, arbitration or administrative proceeding of any kind in any court or before any arbitrator or any Governmental Authority are at present current or pending against the Borrower and/or the Pledgor and/or [the Guarantor] or to their respective knowledge, threatened or instituted which has or is likely to have a material adverse effect on:

(i)	their respective financial condition; or

(ii)	their ability to perform their respective obligations under the Finance Documents, or

(iii)	affect the validity of any of the Finance Documents;

(n)	an execution, attachment or restraint has been levied on all or any material part of the assets of the Borrower and/or the Pledgor and/or the Collateral;

(o)	occurrence of any event, circumstance (including the death and/or insolvency of the Borrower and/or the Pledgor), or condition which has caused, and/or in the sole opinion of the Lender caused or would cause an adverse change in (i) the financial condition, of the Borrower or the Pledgor; or (ii) the ability of the Borrower or the Pledgor to perform their respective obligations under the Finance Documents; or (iii) the validity or enforceability of any of the Finance Documents and/or the Collateral (including the ability of the Lender to enforce any of its remedies under any thereof);

(p)	the Borrower fails to pay any amount under any Court order or decree or judgment against the Borrower;

(q)	the Borrower ceases or threatens to cease to carry on the business it carries on at the date hereof; or

(r)	the Borrower repudiates this Agreement or does or causes to be done any act or thing evidencing an intention to repudiate this Agreement.

14	REMEDIES ON AN EVENT OF DEFAULT

14.1	Upon the occurrence of any Event of Default, the Lender shall have the right, at its sole discretion, but not the obligation, to, inter alia, immediately cancel, the Facility and call upon the Borrower to forthwith repay the entire outstanding Facility Amount, interest accrued thereon and all other amounts under the Finance Documents without any further notice of default, presentment or demand for payment or other notice or demand of any kind or nature whatsoever.

14.2	Further, the Borrower hereby undertakes and assures the Lender that all distributions and dividends relating to the shares/securities comprising the Collateral shall, without prejudice to any other rights the Lender may have, immediately upon the occurrence of an Event of Default, be deposited in such specified account(s) designated by the Lender (the “Accounts”) and the Accounts and the deposits therein shall be pledged with the Lender

14.3	In addition to the above, the Lender shall also have a right to:

(a)	invoke the pledge on the Collateral and/or transfer or register in its name or in the name of any of its nominees or any other Person, as it shall deem fit, all or any of the Collateral, at the cost of the Borrower; and/or

(b)	exercise all the rights and remedies available to it under the Finance Documents including the right to sell the Collateral and the Pledged Securities granted pursuant to the Finance Documents in such manner as the Lender may deem fit without intervention of the Court and without any consent of the Borrower or the Pledgor, and/or any Person granting any Collateral pursuant to the terms of the Finance Documents.

14.4	The Borrower agrees that at any time after an Event of Default occurs, the Lender shall have the right, without prejudice to its other rights under this Agreement and/or under any Applicable Law, in its discretion to exercise all the rights, powers and remedies vested in it (whether vested in it by or pursuant to this Agreement, the other Finance Documents or by any Applicable Law) for the protection, perfection and enforcement of its rights in respect of the Security.

15	CONTINUING OBLIGATIONS

The liabilities and obligations of the Borrower under or pursuant to this Agreement and the other Finance Documents shall remain in full force and effect notwithstanding any act, omission, event or circumstance whatsoever until the Final Repayment Date.

16	COSTS, CHARGES AND EXPENSES

The Borrower shall, from time to time, forthwith on demand pay to or reimburse to the Lender all costs, charges and expenses (including legal and other fees on a full indemnity basis) and all Taxes, other than income tax incurred by the Lender, in connection with the negotiation, preparation, execution, registration, administration, modification and amendment of this Agreement, the other Finance Documents and any other document delivered hereunder and in exercising, protecting, perfecting, preserving or enforcing any of its rights or powers hereunder or thereunder (including the security interest created under or pursuant to the Finance Documents) or in suing for or seeking to recover any sums due hereunder or thereunder or in defending any claims brought against it in respect of this Agreement and any other document delivered hereunder or pursuant to this Agreement or in releasing or re-assigning this Agreement, the other Finance Documents or the security interest created hereunder or pursuant to this Agreement and the other Finance Documents on the Final Repayment Date.

17	INDEMNITY

The Borrower shall indemnify and keep indemnified the Lender and its nominees against all actions, proceedings, claims, demands, judgments, losses, liabilities, obligations, damages, costs and expenses imposed, asserted against or incurred by it in the execution or performance of the terms and conditions hereof or against all actions, proceedings, claims, demands, judgments, costs, charges and expenses which may be incurred, sustained or raised in respect of the non-performance of or non-observance of any of the undertakings, representations and warranties and agreements on the part of the Borrower herein contained or contained in any other Finance Documents or in respect of any inaccuracy in the representation and warranties matter or thing done or omitted relating in any way whatsoever to the Collateral. Without prejudice to the foregoing, the Lender and every receiver, attorney, manager, agent or other Person appointed by it shall, be entitled to be indemnified out of the Security in respect of all actions, proceedings, claims, demands, judgments, costs, charges, liabilities and expenses incurred by them in the execution or purported execution of the powers and trusts of the Lender excluding liabilities and expenses consequent to any mistake, oversight or error of judgment on the part of the Lender or any such appointee and against all actions, proceedings, costs, claims and demands in respect of any matter or thing done or omitted to be done in any way relating to the Security.

18	MISCELLANEOUS

18.1	Set off

The Lender shall have a paramount lien and right of set-off against all monies of the Borrower standing to the credit of any account of the Borrower with any Affiliate of the Lender and/or any branch of Citibank N.A. in India (the “Bank”) and the Borrower hereby authorizes the Lender to debit such account or the cash credit account, if any, of the Borrower with any Affiliate of the Lender and/or the Bank or to apply any credit balance to which the Borrower is entitled on any account of the Borrower with any Affiliate of the Lender and/or the Bank in satisfaction of any sum, whether for principal or interest or otherwise, due and payable by Borrower to the Lender under this Agreement. For the purpose of this section and section 18.2, “Affiliate” means any Person who, directly or indirectly, controls, is controlled by or is under common control with the Lender. For the purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to vote 5% or more of the voting stock or to direct or cause the direction of the management and policies of, whether through the ownership of voting stock, by contract or otherwise.

18.2	Set off of Obligations of Borrower to the Lender Affiliates

(a)	If upon the occurrence of an Event of Default or the cancellation of this Facility or any such other event, the Lender sells any of the Collateral granted under the Finance Documents, the Lender shall have the right to set-off the amount realized from the sale of any of Collateral against any outstanding loans, obligations and dues of the Borrower to the Bank or any of the Affiliates of the Lender. Further, the Lender shall have the sole discretion to offer any excess pledge realization available from the sale of the Collateral after extinguishing any of the outstanding loans, obligations and dues or any of the remaining pledged securities to the Bank or such Affiliates or any of its branches, without any prior permission of the Borrower whatsoever. The Lender shall have the sole discretion to determine the manner in which it may execute this condition. The Borrower fully consents to permitting the Lender to offer the excess pledge realization or securities to the Bank or such Lender’s Affiliates or its branches to the extent of its affiliates outstanding of the Borrower and shall not hold Lender liable in any manner for the same.

(b)	The Bank or the Lender’s Affiliates or its branches will have the right to set off this excess amounts realized from the sale of the Securities against any of its loans, facilities or any account under which monies are due from the Borrower to the Bank or such Affiliate or its branches. In the event the Bank or such Affiliate of the Lender or its branches decline to accept or accept in part the excess amounts realized from the sale of the Securities offered by the Lender for the purpose of set-off, the Lender shall return the remaining excess amounts realized from the sale of the Securities back to the Borrower. The Bank or such Affiliate of the Lender or its branches will have the sole discretion to determine the manner in which the set-off is applied.

(c)	Any waiver or forbearance or delay on the part of the Bank or any Affiliate of the Lender or its branches to insist upon the performance of the conditions set out in this section 18.2, any terms and conditions of this Agreement to exercise any right or privilege conferred in this Agreement or to demand any penalties resulting from any breach of any of the said conditions shall not be construed as a waiver on the part of the Bank or such Affiliate or its branches of the any of the terms or conditions of the loans or facilities provided to the Borrower or any amount or of its rights or privileges or of any other default on the part of the Borrower, and all original rights and powers of the Bank or such Affiliate or its branches under this Agreement and any other agreement between the Borrower and the Bank or such Affiliate or its branches will remain in full force, notwithstanding any such forbearance or delay.

18.3	Jurisdiction

This agreement shall be governed by and be subject to the laws of India. The Borrower agrees to submit to the non-exclusive jurisdiction of the courts of New Delhi, provided however that, the Lender may, at its sole option, take action in the courts or before the authorities of any other jurisdiction for any dispute arising hereunder and the Borrower agrees to submit to such courts or before the authorities of such jurisdiction.

18.4	Notice/Communication

(a)	Unless otherwise stated, all notices, approvals, instructions and other communications for the purposes of this Agreement may be given by facsimile, by personal delivery or by sending the same by prepaid registered mail addressed to the Party concerned at its address stated in the title of this Agreement or the fax numbers set out below and/or any other address subsequently notified to the other Party for the purposes of this section 18.4 and shall be deemed to be effective (i) in the case of registered mail, 3 (three) Banking Days after posting, (ii) in the case of facsimile at the time when dispatched with a report confirming proper transmission or (iii) in the case of personal delivery, at the time of delivery.

(b)	The address is as follows:

To : The Borrower	Attn.:	Mr. Satish Reddy Kallam
XXXXXXXXX XXXX XX X XXXXXXX XXXXX XXXXXXXXX
	Tel. No.:	XXX XXXXXXXX
	Fax No.:	-

To : The Lender	Designation:	The Manager,
Citicorp Finance India Ltd
	Tel. No.:	022-61757247
	Fax No.:	-

A certificate by an officer of the Lender that the notice was posted or served, as the case may be, shall be final, conclusive and binding on the Borrower unless the contrary is satisfactorily proved.

18.5	Lender’s Statement

(a)	Any certification or determination by the Lender of a rate or an amount under the Finance Document is conclusive evidence of the matters to which it relates, without production of any voucher, documents or other papers unless the contrary is satisfactorily proved.

(b)	The entries made in the accounts made by the Lender shall be conclusive evidence of the Obligations and the existence and the amount of obligations of the Borrower as therein recorded, for all purposes including in any legal action or proceedings arising out of or in connection with the Finance Documents unless the contrary is satisfactorily proved.

18.6	Waiver/Forbearance

Any waiver of any provision of this Agreement and any waiver of any default under this Agreement shall only be effective if made in writing and signed by the Lender. Any waiver or forbearance or delay on the part of the Lender to insist upon the performance of any terms and conditions of this Agreement, or to exercise any right or privilege conferred under this Agreement, or to demand any penalties resulting from any breach of any of the terms or conditions of this Agreement shall not be construed as a waiver on the part of the Lender of any of the terms or conditions of this agreement or of its rights or privileges or of any other default on the part of the Borrower, and all original rights and powers of the Lender under this Agreement will remain in full force, notwithstanding any such forbearance or delay. For the avoidance of doubt it is clarified that the waiver by the Lender of any of its rights under this Agreement on a particular occasion shall not constitute a waiver on any subsequent occasion of such right.

18.7	Severability

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity and enforceability of such provision under the law of any other jurisdiction, and of the remaining provisions of this Agreement shall not be affected or impaired thereby. In the event that any of the terms or provisions of this Agreement or portions or applications thereof, are held to be prohibited, unenforceable or invalid under any law, a reasonable adjustment in such term or provision shall be made with a view towards effecting the purpose of such terms and provisions of this Agreement, and the enforceability and validity of the remaining terms and provisions, or portions or applications thereof, shall not be affected thereby.

18.8	Survival

Any expiry or termination of this Agreement or the release of any Securities on the occurrence of the Final Repayment Date or otherwise shall not affect the provisions this Agreement which customarily survive such termination and/or release including in particular section 16 (Costs, Charges and Expenses), section 17 (Indemnity), which shall survive expiry or termination of this Agreement and/or the release of any Securities.

18.9	Disclosure of Information

(a)	The Borrower accepts, confirms and consents for the disclosure and sharing by the Lender of all or any information and data relating to the Borrower, the Facility, any other transactions that the Borrower has with the Lender, the Borrower’s account, and the agreements and documents related to the Facility and transactions, including but not limited to information relating to default, if any, committed by the Borrower, in the discharge of the Borrower’s obligations in relation to the Facility or other transactions, as the Lender may deem appropriate and necessary to disclose and furnish, to the RBI and/or to the Credit Information Bureau (India) Ltd and/or to any other agency or body as authorized in this behalf by RBI, to other banks and lenders including assignees and potential assignees, to its professional advisers and consultants and to its service providers instructed by it in relation to the Facility, and/or as required under law or any applicable regulation, at the order of a court of law, or at the request or order of any statutory, regulatory or supervisory authority with whom it customarily complies.

(b)	The Borrower undertakes and covenants that it shall provide all information, including information regarding other credit facilities enjoyed by the Borrower, as and when required by the Lender. The Borrower declares that the information furnished to the Lender from time to time is and shall be true and correct.

(c)	The Borrower:

(i)	accepts that the RBI or the Credit Information Bureau (India) Ltd. and any other agency so authorized, any statutory, regulatory or supervisory authority or other lenders, may use, process, disseminate the said information and data disclosed by the Lender in such manner as deemed fit by them in any particular circumstances; and

(ii)	shall not hold the Lender at all responsible or liable in this regard.

(d)	Bank’s service providers: It is agreed by the Borrower, that without prejudice to any rights of the Lender, all acts / steps as are necessary for the Lender to take in order to monitor the Facility and its utilisation and/or the obligations of the Borrower and /or the Borrower’s compliance with the terms hereof and / or to recover amounts due to the Lender or any part or portion thereof, shall and/or may be carried out by and / or through such other person (including a company or body corporate) as may from time to time be appointed by the Lender in respect thereof and that the Lender will at all times be entitled to share with any such other person that may thus be appointed by the Lender, all documents statements of accounts and other information of whatsoever nature pertaining to the Borrower and/or the Facility. Further, the Borrower expressly recognises and accepts that the Lender shall, without prejudice to its rights to perform such activities either itself or through its officers or servants, be absolutely entitled and have full power and authority to appoint one or more third parties of the Lender’s choice and to transfer or delegate to such third parties the right and authority to collect on behalf of the Lender all unpaid amounts and to perform and execute all acts, deeds, matters and things connected therewith or incidental thereto including attending the office or residence of the Borrower, receiving the amounts due, and generally performing all lawful acts as the third party may consider appropriate for such purposes.

18.10	Assignment

The terms and provisions of this Agreement shall be binding upon, and the benefits hereof shall inure to the Parties hereto and their respective successors and assigns; Provided however, that the Borrower shall not assign this Agreement or any of the rights, duties or obligations of the Borrower hereunder without the prior written consent of the Lender, which the Lender shall be entitled to withhold in its absolute discretion without assigning any reason whatsoever. The Lender shall have the right to assign all its rights, benefits and obligations under this Agreement and the other Finance Documents to any person, in accordance with the laws, rules and regulations prevalent in India from time to time. The Lender shall inform the Pledgor of any such novation, assignment or transfer.

18.11	Variation of the Terms

Notwithstanding anything contrary in this Agreement, the Lender may at its discretion, amend, vary, modify, add to or delete from, in whole or in part, any of the terms and conditions of this Agreement by notice in writing to the Borrower if in the reasonable opinion of the Lender, such amendment, variation, modification, addition or deletion is necessary or desirable, whether as a result of any change in the policies of the Lender or for any other reason whatsoever, and thereupon such amendment, variation, modification, addition or deletion shall be binding on the Borrower with effect from such date as may be specified by the Lender and as agreed by the Borrower.

IN WITNESS WHEREOF the Parties hereto have executed these presents the day and year first hereinabove written.

Signed and Delivered by MR. SATISH REDDY KALLAM

/s/ SATISH REDDY KALLAM

Signed and Delivered by CITICORP FINANCE (INDIA) LIMITED

/s/ Dharmendra Chauhan
Authorised Signatory

SCHEDULE 1

(Being particulars of the Pledged Securities)

For Shares in Dematerialized Form:

S. No.	No. of Units/Shares/Debentures/Bonds or other Securities Pledged	Distinctive Nos. if any	Certificate No. if any	Folio No. if any.
1.	2100000	NA	NA	NA

Name of the Issuer	Name of DP	Name of Depository	Name of Holder	DP Account No.
Dr Reddys Laboratories Limited	Citibank NA	NSDL	Satish Reddy Kallam	XXXXXXXXXXXXXXXXX

For Mutual Fund Units in Physical (scripless form):

S. No.	Name of Fund House	Name of scheme	Name of Holder / Pledgor	Folio No.	No. of units	Maximum Loanable value (%)

SCHEDULE 2

POWER OF ATTORNEY

THIS IRREVOCABLE POWER OF ATTORNEY executed at [●] on this [●] day of [●] by:

[Insert name of the Borrower], aged [●] years, son of [●], residing at [●] (who is hereinafter referred to as the “Borrower”, which expression shall unless repugnant to the context or meaning thereof be deemed to mean and include his legal heirs, executors, permitted assigns and administrators) of the First Part;

IN FAVOUR OF

CITICORP FINANCE (INDIA) LIMITED, a non-banking finance company incorporated under the Companies Act 1956 and having its registered office at [●] and a branch office at [●] (hereinafter referred to as the “Lender” which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the Second Part.

WHEREAS:

A.	Pursuant to the loan agreement dated [●] executed by and between the Borrower and Lender, as amended, modified or supplemented from time to time (hereinafter referred to as the “Loan Agreement”), the Lender has agreed to lend and advance to the Borrower and the Borrower has agreed to borrow from the Lender the Facility Amount on the terms and conditions contained in the Loan Agreement, Unless otherwise defined herein all capitalized terms shall have the meanings ascribed to them in the Loan Agreement.

B.	In consideration of the grant of the Facility Amount, and in addition to the Security to be provided to the Lender, the Borrower has agreed pursuant to the terms of the Loan Agreement that the Borrower shall execute in favour of the Lender an irrevocable Power of Attorney authorizing the Lender to do all actions, deeds, matters and things on behalf of the Borrower and exercise all or any powers of the Borrower.

NOW THESE PRESENTS WITNESSETH AS UNDER:

That in pursuance of the aforesaid, the Borrower doth hereby irrevocably and unconditionally nominate, constitute, and appoint the Lender, to be the true and lawful attorney of the Borrower in the name of and for and on behalf of the Borrower to do, execute, and perform or cause to be done, executed and performed from time to time, at its sole discretion, anything which may be necessary or desirable to accomplish the purposes of the Finance Documents, and amongst other things, all the following acts, deeds, matters and things or any of them namely viz.:

1.	To make, execute, sign, seal, deliver, cause to be registered and complete all the legal formalities relating to the execution of the Finance Documents including creation of any Security as may be required by the Lender, at the Borrower’s own expense (including the payment of all costs, charges, expenses, stamp duties, penalties, registration charges, fees and taxes thereon), in a form and manner as the Lender may specify for the unconditional repayment in full of all the Obligations with all such covenants, conditions, declarations, agreements, provisions and stipulations, as may be deemed necessary or expedient and in a form acceptable to the Lender.

2.	To appear before any Government Authority to commence, institute, maintain, prosecute, defend any proceeding(s) relating to or connected to the Borrower and to engage Advocate(s) to sign and verify pleadings, documents, Memoranda, petitions and all such documents that are required to be filed before any Government Authority.

3.	To do and execute all acts, deeds, matters and things as may be necessary to be done on behalf of or by the Borrower under the Finance Documents.

4.	To pay all the stamp duty on all the documents and perform all other acts, deeds, matters, things and assurances, which the Lender may deem desirable or necessary, in its discretion, to effectively secure the irrevocable and unconditional discharge and payment in full of the Obligations.

5.	To perform all such acts, deeds and assurances in favour of the Lender as may be necessary or proper for the purpose of securing and for more perfectly assuring the repayment and discharge of the Obligations or such part/s thereof as may for the time being remain unpaid.

6.	To sign and file any applications, statements, declarations and other papers as may be required under the provisions of Applicable Law and all other deeds and documents for the purpose of creating effective security, inter alia, in favour of the Lender and for the above purposes to appoint any nominee/agent to appear for and on behalf of the Borrower before any Governmental Authority and to incur on behalf of the Borrower all costs, charges and expenses in that behalf as also to engage any Solicitor, Advocate or other person concerned for the purpose.

GENERALLY, to do or cause to be done every other act, deed, matter or thing which the Lender may deem desirable or necessary or expedient for the purpose of, or in relation to, these presents as fully and effectual in all respects as we, the Borrower could do if personally present.

AND THE BORROWER DOTH HEREBY DECLARE that all or any of the powers hereby conferred upon the Lender may be exercised by any officer or officers or attorneys nominated by the Lender in that behalf.

AND THE BORROWER DOTH HEREBY DECLARE that all and every receipts, documents, deeds, matters and things which shall be made, executed or done by the Lender or any of its/their officer(s) nominated by the Lender in that behalf, are made, executed or done for the aforesaid purposes by virtue of these presents and shall be as good, valid and effectual to all intents and purposes whatsoever as if the same had been made, executed or done by the Borrower in its own name and person.

AND THE BORROWER DOTH HEREBY DECLARE that all and every receipts, mortgages, documents, deeds, matters and things which shall, by the Lender or any of their officers or any other person or persons nominated by an authorised officer of the Lender in that behalf be made, executed or done for the aforesaid purposes by virtue of these presents shall be as good valid and effectual to all intents and purposes whatsoever as if the same have been made executed and done by the Borrower in its own name and person.

AND THE BORROWER DOTH HEREBY DECLARE that the Borrower shall reimburse the Lender for all costs and expenses incurred by either or both of them under or pursuant to this Power of Attorney along with interest thereon at such rate as may be stipulated by the Lender and until such reimbursement and payment by the Borrower such sums shall also form part of the Obligations and stand secured in favour of the Lender under the Finance Documents.

AND THE BORROWER DOTH HEREBY AGREE TO RATIFY AND CONFIRM all that the Lender through their authorised officer in that behalf have done, shall do or cause to be done in or concerning the premises.

AND THE BORROWER DOTH HEREBY DECLARE that this Power of Attorney shall be irrevocable till the Final Repayment Date.

IN WITNESS WHEREOF I have hereunto set and subscribed my hand at [●] this [●] day of [●] Two Thousand [●].

SIGNED BY [SATISH REDDY KALLAM]

/s/ SATISH REDDY KALLAM

Before me,

NOTARY PUBLIC

SCHEDULE 3

Form of Letter of Continuity

To be signed by the Borrower only, at each place marked xx
To, Citicorp Finance (India) Limited (the “Lender”) [●]
Date : [●]	xx
Dear Sirs,

I refer to the Loan Agreement dated [●] executed between [Insert name of the Borrower] and the Lender, as amended from time to time (the “Loan Agreement”). Unless otherwise defined herein all capitalized terms shall have the meaning ascribed to it in the Loan Agreement.

xx

I, enclose my Promissory Note for Rs. [●] (in words) payable on demand to the extent of outstanding loan, which is given to you as a security for the repayment of the Obligations which may hereafter be or become due, from time to time, as may be reduced, increased or extinguished, the intention being that the security shall be a continuing security for any borrowing by us pursuant to the Loan Agreement until the Final Repayment Date.

Yours faithfully, Xx

SCHEDULE 4

Form of Promissory Note

To be signed by the Borrower, at each marked xx To, Citicorp Finance (India) Limited (the “Lender”) [●]

I refer to the Loan Agreement dated [●] executed between [Insert name of the Borrower] and the Lender, as amended from time to time (the “Loan Agreement”). Unless otherwise defined herein all capitalized terms shall have the meaning ascribed to it in the Loan Agreement.

..........xx

ON DEMAND I unconditionally promise to pay to the Lender or order at its office mentioned above, the sum of Rs. [●] (in words) with interest thereon at the rate of [●] % per annum (or such other rate as may be notified by the Lender), together with all other amounts payable under the Finance Documents to the extent of Obligations remaining outstanding for value received. Presentment for payment and noting and protest of this Note are hereby unconditionally and irrevocably waived.

Rs.		Stamp of Re. One

Date

xx Place	Xx